UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Washington Real Estate Investment Trust

(Name of Subject Company)

Washington Real Estate Investment Trust

(Names of Filing Persons (Offeror))

3 7/8% Convertible Senior Notes due September 15, 2026

(Title of Class of Securities)

939653 AJ0

939653 AK7

(CUSIP Number of Class of Securities)

Thomas C. Morey

Senior Vice President and General Counsel

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, Maryland 20852

(301) 984-9400

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of Filing Person)

With copies to:

Jeffrey E. Jordan

Arent Fox LLP

1050 Connecticut Avenue

Washington, DC 20036

(202) 857-6000

CALCULATION OF FILING FEE

Transaction Value	Amount of Filing Fee (1)
$125,495,000	$8,948

(1)	The amount of the filing fee is calculated in accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended, and is equal to $71.30 per $1,000,000 of the transaction value. In accordance with Rule 0-11(a)(2) the filing fee is being offset by $8,948 out of the fee paid in respect of the offering of securities of the filing person that are being registered concurrently herewith under Registration Statement No. 333-160664. The registration fee was paid on September 23, 2010, in connection with the filing of a prospectus supplement dated September 23, 2010.

☒	Check the box if any part of the fee is offset as provided by Rule 0–11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $17,825	Filing Party: Washington Real Estate Investment Trust
Form or Registration No.: 333-160664	Date Filed: September 23, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third–party tender offer subject to Rule 14d–1.

☒	issuer tender offer subject to Rule 13e–4.

☐	going–private transaction subject to Rule 13e–3.

☐	amendment to Schedule 13D under Rule 13d–2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTORY STATEMENT

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is being filed with the Securities and Exchange Commission (the “SEC”) by Washington Real Estate Investment Trust, a self-administered, self-managed, equity real estate investment trust (the “Trust”). This Schedule TO is being filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Trust’s offer to purchase for cash (the “Offer”) any and all of its outstanding 3 7/8% Convertible Senior Notes due 2026 (the “Convertible Notes”) upon the terms and subject to the conditions set forth in the Trust’s Offer to Purchase, dated September 23, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which are being filed as exhibits (a)(1) and (a)(2), respectively, to this Schedule TO (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 12:00 midnight, New York City time, on October 22, 2010, unless the Offer is extended or earlier terminated by the Trust (as may be extended by the Trust, the “Expiration Date”).

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a fixed cash purchase price equal to $1,027.50. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Information set forth in the Offer to Purchase is incorporated by reference in response to Items 1 through 13 of this Schedule TO, except those items as to which information is specifically provided herein.

Item 1.	Summary Term Sheet.

The information set forth in the Offer to Purchase in the section entitled “Summary Terms of the Offer” is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address. The issuer is Washington Real Estate Investment Trust, a Maryland self-administered, self-managed equity real estate investment trust. The mailing address of the Trust’s principal executive office is 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. The Company’s telephone number is (301) 984-9400.

(b) Securities. The information set forth on the cover page of the Offer to Purchase is incorporated herein by reference.

(c) Trading Market and Price. The Convertible Notes are not listed on any exchange. To our knowledge, the Convertible Notes are traded infrequently in transactions arranged through brokers. The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Significant Consequences to Non-Tendering Holders” is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address. This Schedule TO is an issuer tender offer made by the filing person, Washington Real Estate Investment Trust. The information set forth in Item 2(a) above is incorporated herein by reference.

Pursuant to General Instruction C to Schedule TO, information regarding the members of our Board of Trustees and our executive officers is provided for this Item. The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Interests of Trustees and Executive Officers” is incorporated herein by reference.

The business address and telephone number of each member of our Board of Trustees and each of our executive officers is:

6110 Executive Boulevard

Suite 800

Rockville, Maryland 20852

(301) 984-9400

Item 4.	Terms of the Transaction.

(a) Material terms.

(a)(1)(i)-(iii), (v)-(viii), (x) and (xii)

The information set forth in the sections of the Offer to Purchase entitled “Summary Terms of the Offer,” “Terms of the Offer” and “Material United States Federal Income Tax Considerations” is incorporated herein by reference.

(a)(1)(iv), (ix) and (xi)

Not applicable.

(a)(2)

Not applicable.

(b) Purchases.

None of our trustees or executive officers beneficially own any of the Convertible Notes; therefore, no Convertible Notes will be purchased by the Trust from any such persons in the Offer. The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Interests of Trustees and Executive Officers” is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities.

The Trust has entered into the following agreement with respect to the Convertible Notes:

(1)	Senior Indenture, dated as of August 1, 1996, between WRIT and The Bank of New York Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, filed as Exhibit (c) to the Trust’s Form 8-K on August 13, 1996 is hereby incorporated herein by reference.

(2)	Supplemental Indenture, dated July 3, 2007, between WRIT and The Bank of New York Trust Company, N.A. filed as Exhibit 4.1 to the Trust’s Form 8-K on July 5, 2007 is hereby incorporated herein by reference.

(3)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.1 to the Trust’s Form 8-K on September 12, 2006 is hereby incorporated herein by reference.

(4)	Officer’s Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.2 to the Trust’s Form 8-K on September 12, 2006 is hereby incorporated herein by reference.

(5)	Form of Additional 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.1 to the Trust’s Form 8-K on September 26, 2006 is hereby incorporated herein by reference.

(6)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.1 to the Trust’s Form 8-K on January 23, 2007 is hereby incorporated herein by reference.

(7)	Officer’s Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.2 to the Trust’s Form 8-K on January 23, 2007 is hereby incorporated herein by reference.

(8)	Form of additional 3 7/8% Senior Convertible Notes due September 15, 2026 filed as Exhibit 4.1 to the Trust’s Form 8-K on February 2, 2007 is hereby incorporated herein by reference.

The Trust has entered into the following agreements with respect to its shares:

(1)	Declaration of Trust, filed as Exhibit 99.3 to the Trust’s Form 8-B12B on July 10, 1996 is hereby incorporated herein by reference.

(2)	Amendment to Declaration of Trust dated September 21, 1998, filed as Exhibit 3 to the Trust’s Form 10-Q on November 13, 1998 is hereby incorporated herein by reference.

(3)	Articles of Amendment to Declaration of Trust dated June 24, 1999, filed as Exhibit 4(c) to the Trust’s S-3/A on July 14, 1999 is hereby incorporated herein by reference.

(4)	Articles of Amendment to Declaration of Trust dated June 1, 2006, filed as Exhibit 4(d) to the Trust’s S-3 on August 28, 2006 is hereby incorporated herein by reference.

(5)	Amended and Restated Bylaws dated October 22, 2009, filed as Exhibit 3.1 to the Trust’s Form 8-K on October 27, 2009 is hereby incorporated herein by reference.

(6)	1991 Incentive Stock Option Plan, as amended, filed as Exhibit 10(b) to the Trust’s Form S-3 on July 17, 1995, is hereby incorporated herein by reference.

(7)	2001 Stock Option Plan filed as Exhibit A to the Trust’s Definitive Proxy Statement on March 30, 2001, is hereby incorporated herein by reference.

(8)	Share Purchase Plan filed as Exhibit 10(j) to the Trust’s Form 10-Q filed on November 14, 2002 is hereby incorporated herein by reference.

(9)	Description of WRIT Short-Term and Long-Term Incentive Plan filed as Exhibit 10(l) to the Trust’s Form 10-K on March 16, 2005 is hereby incorporated herein by reference.

(10)	Description of WRIT Revised Trustee Compensation Plan filed as Exhibit 10(m) to the Trust’s Form 10-K on March 16, 2005 is hereby incorporated herein by reference.

(11)	Long Term Incentive Plan, effective January 1, 2006 filed as Exhibit 10(aa) to the Trust’s Form 10-K filed on March 1, 2007 is hereby incorporated herein by reference.

(12)	Short Term Incentive Plan, effective January 1, 2006 filed as Exhibit 10(bb) to the Trust’s Form 10-K on March 1, 2007 is hereby incorporated herein by reference.

(13)	2007 Omnibus Long Term Incentive Plan filed as Exhibit B to the Trust’s Definitive Proxy Statement on April 9, 2007 is hereby incorporated herein by reference.

(14)	Amended Long Term Incentive Plan, effective January 1, 2008 filed as Exhibit 10(ii) to the Trust’s Form 10-Q filed on May 9, 2008 is hereby incorporated herein by reference.

(15)	Short Term Incentive Plan, effective January 1, 2009 filed as Exhibit 10.28 to the Trust’s Form 10-K on February 26, 2010 is hereby incorporated herein by reference.

(16)	Long Term Incentive Plan, effective January 1, 2009 filed as Exhibit 10.29 to the Trust’s Form 10-K on February 26, 2010 is hereby incorporated herein by reference.

(17)	Sales Agency Financing Agreement dated November 12, 2009 between WRIT and BNY Mellon Capital Markets, LLC, filed as Exhibit 1.1 to the Trust’s Form 8-K on November 12, 2009 is hereby incorporated herein by reference.

The Trust has entered into the following agreements in connection with other securities of the Trust:

(1)	Form of 2028 Notes, filed as Exhibit 4(c) to the Trust’s Form 8-K on February 25, 1998 is hereby incorporated herein by reference.

(2)	Officer’s Certificate Establishing Terms of the 2013 Notes, dated March 12, 2003, filed as Exhibit 4(a) to the Trust’s Form 8-K on March 17, 2003 is hereby incorporated herein by reference.

(3)	Form of 2013 Notes, filed as Exhibit 4(b) to the Trust’s Form 8-K on March 17, 2003 is hereby incorporated herein by reference.

(4)	Officer’s Certificate Establishing Terms of the 2014 Notes, dated December 8, 2003, filed as Exhibit 4(a) to the Trust’s Form 8-K on December 11, 2003 is hereby incorporated herein by reference.

(5)	Form of 2014 Notes, filed as Exhibit 4(b) to the Trust’s Form 8-K on December 11, 2003 is hereby incorporated herein by reference.

(6)	Form of 5.05% Senior Notes due May 1, 2012, filed as Exhibit 4.1 to the Trust’s 8-K on April 26, 2005 is hereby incorporated herein by reference.

(7)	Form of 5.35% Senior Notes due May 1, 2015 dated April 26, 2005, filed as Exhibit 4.2 to the Trust’s 8-K on April 26, 2005 is hereby incorporated herein by reference.

(8)	Officers Certificate establishing the terms of the 2012 and 2015 Notes, dated April 20, 2005, filed as Exhibit 4.3 to the Trust’s 8-K on April 26, 2005 is hereby incorporated herein by reference.

(9)	Form of 5.35% Senior Notes due May 1, 2015 dated October 6, 2005, filed as Exhibit 4.1 to the Trust’s 8-K on October 6, 2005 is hereby incorporated herein by reference.

(10)	Officers Certificate establishing the terms of the 2015 Notes, dated October 3, 2005, filed as Exhibit 4.2 to the Trust’s 8-K on October 6, 2005 is hereby incorporated herein by reference.

(11)	Form of 5.95% Senior Notes due June 15, 2011, filed as Exhibit 4.1 to the Trust’s 8-K on June 6, 2006 is hereby incorporated herein by reference.

(12)	Officers Certificate establishing the terms of the 2011 Notes, dated June 6, 2006, filed as Exhibit 4.2 to the Trust’s 8-K on June 6, 2006 is hereby incorporated herein by reference.

(13)	Form of 5.95% Senior Notes due June 15, 2011, dated July 26, 2006, filed as Exhibit 4.1 to the Trust’s 8-K on July 26, 2006 is hereby incorporated by reference.

(14)	Officers Certificate establishing the terms of the 2011 Notes, dated July 26, 2006, filed as Exhibit 4.2 to the Trust’s 8-K on July 26, 2006 is hereby incorporated by reference.

(15)	Credit agreement dated November 2, 2006 between Washington Real Estate Investment Trust as borrower and a syndicate of banks as lender with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, NA, as agent, filed as Exhibit 4.1 to the Trust’s 8-K on November 8, 2006 is hereby incorporated by reference.

(16)	Credit agreement dated June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent, filed as Exhibit 4.1 to the Trust’s 8-K on July 6, 2007 is hereby incorporated by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Purpose of the Offer; Source of Funds” is incorporated herein by reference.

(b) Use of Securities Acquired.

The Convertible Notes acquired pursuant to the Offer will be cancelled.

(c) Plans.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Purpose of the Offer; Source of Funds” is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Purpose of the Offer; Source of Funds” is incorporated herein by reference.

(b) Conditions.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Purpose of the Offer; Source of Funds” is incorporated herein by reference.

(d) Borrowed Funds.

The information set forth in section (a) and (b) of this Item and in the section of the Offer to Purchase entitled “Terms of the Offer – Purpose of the Offer; Source of Funds” is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Interests of Trustees and Executive Officers” is incorporated herein by reference.

(b) Securities Transactions.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer – Recent Securities Transactions” is incorporated herein by reference.

Item 9.	Persons/Assets Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations.

The information set forth in the section of the Offer to Purchase entitled “Dealer Managers; Depositary; Information Agent” is incorporated herein by reference.

Item 10.	Financial Statements.

(a) Financial Information.

(1) The audited consolidated financial statements of the Trust set forth under Part II, Item 8 of the Trust’s Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on March 12, 2010, are incorporated herein by reference.

(2) The unaudited consolidated financial statements of the Trust set forth under Part I, Item 1 of the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010, are incorporated herein by reference.

(3) Ratio of earnings to fixed charges:

	Six Months Ended June 30, 2010	Years Ended December 31,
		2009	2008	2007
Earnings to fixed charges	1.31x	1.31x	1.05x	1.23x

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations attributable to the controlling interests, plus fixed charges, less capitalized interest. Fixed charges consist of interest expense, including amortized costs of debt issuance, and interest costs capitalized.

(4) The book value per share of the Trust’s shares as of June 30, 2010 was $12.64 per share.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer” is incorporated herein by reference.

(b) Other Material Information.

Not applicable.

Item 12.	Exhibits.

(a) Disclosure Material.

(a)(1)	Offer to Purchase dated September 23, 2010.

(a)(2)	Form of Letter of Transmittal dated September 23, 2010.

(a)(3)	Press Release issued by the Trust dated September 23, 2010.

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

(b) Loan Agreement.

(b)(1)	Credit agreement dated November 2, 2006 between Washington Real Estate Investment Trust as borrower and a syndicate of banks as lender with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, NA, as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated November 8, 2006 and incorporated herein by reference).

(b)(2)	Credit agreement dated June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated July 6, 2007 and incorporated herein by reference).

(d) Contracts, Arrangements or Understandings.

(d)(1)	Indenture dated as of August 1, 1996 between WRIT and The First National Bank of Chicago (filed as Exhibit (c) to the Trust’s Form 8-K on August 13, 1996 and incorporated herein by reference).

(d)(2)	Supplemental Indenture by and between WRIT and the Bank of New York Trust Company, N.A. dated as of July 3, 2007 (filed as Exhibit 4.1 to the Trust’s Form 8-K on July 5, 2007 and incorporated herein by reference).

(d)(3)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(4)	Officer’s Certificate (filed as Exhibit 4.2 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(5)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 26, 2006 and incorporated herein by reference).

(d)(6)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(7)	Officer’s Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.2 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(8)	Form of additional 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on February 2, 2007 and incorporated herein by reference).

(d)(9)	Declaration of Trust (filed as Exhibit 99.3 to the Trust’s Form 8-B12B on July 10, 1996 and incorporated herein by reference).

(d)(10)	Amendment to Declaration of Trust dated September 21, 1998 (filed as Exhibit 3 to the Trust’s Form 10-Q on November 13, 1998 and incorporated herein by reference).

(d)(11)	Articles of Amendment to Declaration of Trust dated June 24, 1999 (filed as Exhibit 4(c) to the Trust’s S-3/A on July 14, 1999 and incorporated herein by reference).

(d)(12)	Articles of Amendment to Declaration of Trust dated June 1, 2006 (filed as Exhibit 4(d) to the Trust’s S-3 on August 28, 2006 and incorporated herein by reference).

(d)(13)	Amended and Restated Bylaws dated October 22, 2009 (filed as Exhibit 3.1 to the Trust’s Form 8-K on October 27, 2009 and incorporated herein by reference).

(d)(14)	1991 Incentive Stock Option Plan, as amended (filed as Exhibit 10(b) to the Trust’s Form S-3 on July 17, 1995 and incorporated herein by reference).

(d)(15)	2001 Stock Option Plan (filed as Exhibit A to the Trust’s Definitive Proxy Statement on March 30, 2001 and incorporated herein by reference).

(d)(16)	Share Purchase Plan (filed as Exhibit 10(j) to the Trust’s Form 10-Q filed on November 14, 2002 and incorporated herein by reference).

(d)(17)	Description of WRIT Short-Term and Long-Term Incentive Plan (filed as Exhibit 10(l) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(18)	Description of WRIT Revised Trustee Compensation Plan (filed as Exhibit 10(m) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(19)	Long Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(aa) to the Trust’s Form 10-K filed on March 1, 2007 and incorporated herein by reference).

(d)(20)	Short Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(bb) to the Trust’s Form 10-K on March 1, 2007 and incorporated herein by reference).

(d)(21)	2007 Omnibus Long Term Incentive Plan (filed as Exhibit B to the Trust’s Definitive Proxy Statement on April 9, 2007 and incorporated herein by reference).

(d)(22)	Amended Long Term Incentive Plan, effective January 1, 2008 (filed as Exhibit 10(ii) to the Trust’s Form 10-Q filed on May 9, 2008 and incorporated herein by reference).

(d)(23)	Short Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.28 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(24)	Long Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.29 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(25)	Form of 2028 Notes (filed as Exhibit 4(c) to the Trust’s Form 8-K on February 25, 1998 and incorporated herein by reference).

(d)(26)	Officer’s Certificate Establishing Terms of the 2013 Notes, dated March 12, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(27)	Form of 2013 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(28)	Officer’s Certificate Establishing Terms of the 2014 Notes, dated December 8, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(29)	Form of 2014 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(30)	Form of 5.05% Senior Notes due May 1, 2012 (filed as Exhibit 4.1 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(31)	Form of 5.35% Senior Notes due May 1, 2015 dated April 26, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(32)	Officers Certificate establishing the terms of the 2012 and 2015 Notes, dated April 20, 2005 (filed as Exhibit 4.3 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(33)	Form of 5.35% Senior Notes due May 1, 2015 dated October 6, 2005 (filed as Exhibit 4.1 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(34)	Officers Certificate establishing the terms of the 2015 Notes, dated October 3, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(35)	Form of 5.95% Senior Notes due June 15, 2011 (filed as Exhibit 4.1 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(36)	Officers Certificate establishing the terms of the 2011 Notes, dated June 6, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(37)	Form of 5.95% Senior Notes due June 15, 2011, dated July 26, 2006 (filed as Exhibit 4.1 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(38)	Officers Certificate establishing the terms of the 2011 Notes, dated July 26, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(39)	Sales Agency Financing Agreement dated November 12, 2009 between WRIT and BNY Mellon Capital Markets, LLC, filed as Exhibit 1.1 to the Trust’s Form 8-K on November 12, 2009 is hereby incorporated herein by reference.

(g) Oral Solicitation Materials.

None.

(h) Tax Opinion.

None.

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 23, 2010

Washington Real Estate Investment Trust

By:	/s/ William T. Camp
William T. Camp Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

(a) Disclosure Material.

(a)(1)	Offer to Purchase dated September 23, 2010.

(a)(2)	Form of Letter of Transmittal dated September 23, 2010.

(a)(3)	Press Release issued by Washington Real Estate Investment Trust on September 23, 2010.

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

(b) Loan Agreement.

(b)(1)	Credit agreement dated November 2, 2006 between Washington Real Estate Investment Trust as borrower and a syndicate of banks as lender with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, NA, as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated November 8, 2006 and incorporated herein by reference).

(b)(2)	Credit agreement dated June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated July 6, 2007 and incorporated herein by reference).

(d) Contracts, Arrangements or Understandings.

(d)(1)	Indenture dated as of August 1, 1996 between WRIT and The First National Bank of Chicago (filed as Exhibit (c) to the Trust’s Form 8-K on August 13, 1996 and incorporated herein by reference).

(d)(2)	Supplemental Indenture by and between WRIT and the Bank of New York Trust Company, N.A. dated as of July 3, 2007 (filed as Exhibit 4.1 to the Trust’s Form 8-K on July 5, 2007 and incorporated herein by reference).

(d)(3)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(4)	Officer’s Certificate (filed as Exhibit 4.2 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(5)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 26, 2006 and incorporated herein by reference).

(d)(6)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(7)	Officer’s Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.2 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(8)	Form of additional 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on February 2, 2007 and incorporated herein by reference).

(d)(9)	Declaration of Trust (filed as Exhibit 99.3 to the Trust’s Form 8-B12B on July 10, 1996 and incorporated herein by reference).

(d)(10)	Amendment to Declaration of Trust dated September 21, 1998 (filed as Exhibit 3 to the Trust’s Form 10-Q on November 13, 1998 and incorporated herein by reference).

(d)(11)	Articles of Amendment to Declaration of Trust dated June 24, 1999 (filed as Exhibit 4(c) to the Trust’s S-3/A on July 14, 1999 and incorporated herein by reference).

(d)(12)	Articles of Amendment to Declaration of Trust dated June 1, 2006 (filed as Exhibit 4(d) to the Trust’s S-3 on August 28, 2006 and incorporated herein by reference).

(d)(13)	Amended and Restated Bylaws dated October 22, 2009 (filed as Exhibit 3.1 to the Trust’s Form 8-K on October 27, 2009 and incorporated herein by reference).

(d)(14)	1991 Incentive Stock Option Plan, as amended (filed as Exhibit 10(b) to the Trust’s Form S-3 on July 17, 1995 and incorporated herein by reference).

(d)(15)	2001 Stock Option Plan (filed as Exhibit A to the Trust’s Definitive Proxy Statement on March 30, 2001 and incorporated herein by reference).

(d)(16)	Share Purchase Plan (filed as Exhibit 10(j) to the Trust’s Form 10-Q filed on November 14, 2002 and incorporated herein by reference).

(d)(17)	Description of WRIT Short-Term and Long-Term Incentive Plan (filed as Exhibit 10(l) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(18)	Description of WRIT Revised Trustee Compensation Plan (filed as Exhibit 10(m) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(19)	Long Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(aa) to the Trust’s Form 10-K filed on March 1, 2007 and incorporated herein by reference).

(d)(20)	Short Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(bb) to the Trust’s Form 10-K on March 1, 2007 and incorporated herein by reference).

(d)(21)	2007 Omnibus Long Term Incentive Plan (filed as Exhibit B to the Trust’s Definitive Proxy Statement on April 9, 2007 and incorporated herein by reference).

(d)(22)	Amended Long Term Incentive Plan, effective January 1, 2008 (filed as Exhibit 10(ii) to the Trust’s Form 10-Q filed on May 9, 2008 and incorporated herein by reference).

(d)(23)	Short Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.28 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(24)	Long Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.29 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(25)	Form of 2028 Notes (filed as Exhibit 4(c) to the Trust’s Form 8-K on February 25, 1998 and incorporated herein by reference).

(d)(26)	Officer’s Certificate Establishing Terms of the 2013 Notes, dated March 12, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(27)	Form of 2013 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(28)	Officer’s Certificate Establishing Terms of the 2014 Notes, dated December 8, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(29)	Form of 2014 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(30)	Form of 5.05% Senior Notes due May 1, 2012 (filed as Exhibit 4.1 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(31)	Form of 5.35% Senior Notes due May 1, 2015 dated April 26, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(32)	Officers Certificate establishing the terms of the 2012 and 2015 Notes, dated April 20, 2005 (filed as Exhibit 4.3 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(33)	Form of 5.35% Senior Notes due May 1, 2015 dated October 6, 2005 (filed as Exhibit 4.1 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(34)	Officers Certificate establishing the terms of the 2015 Notes, dated October 3, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(35)	Form of 5.95% Senior Notes due June 15, 2011 (filed as Exhibit 4.1 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(36)	Officers Certificate establishing the terms of the 2011 Notes, dated June 6, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(37)	Form of 5.95% Senior Notes due June 15, 2011, dated July 26, 2006 (filed as Exhibit 4.1 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(38)	Officers Certificate establishing the terms of the 2011 Notes, dated July 26, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(39)	Sales Agency Financing Agreement dated November 12, 2009 between WRIT and BNY Mellon Capital Markets, LLC, filed as Exhibit 1.1 to the Trust’s Form 8-K on November 12, 2009 is hereby incorporated herein by reference.

(g) Oral Solicitation Materials.

None.

(h) Tax Opinion.

None.